Exhibit 99.1

International Rectifier Announces Results of 2011 Annual Meeting

EL SEGUNDO, CA — November 11, 2011 — International Rectifier Corporation (NYSE:IRF) today announced that, based on the results for its 2011 annual meeting of stockholders of the Company, stockholders have re-elected each of the Company’s nominees to the Board of Directors, Richard J. Dahl, Dr. Dwight W. Decker and Dr. Rochus E. Vogt.  Messrs. Dahl, Decker and Vogt will each serve as part of a single class of directors, to hold office for a term ending at the 2012 annual meeting of stockholders.

Stockholders also approved the Company’s 2011 performance incentive plan and, in advisory votes, approved the compensation of the Company’s named executive officers and voted to hold future advisory votes annually on the Company’s executive compensation program. In addition, stockholders ratified the Company’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contacts:

Investors:

Chris Toth

310.252.7731